NATIONAL CITY BANCORPORATION
                               651 NICOLLET MALL
                       MINNEAPOLIS, MINNESOTA 55402-1611




                              ------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 21, 1999
                              ------------------



TO THE STOCKHOLDERS OF NATIONAL CITY BANCORPORATION:

     Please take notice that the Annual Meeting of Stockholders of National City Bancorporation will be held, pursuant to due call by the Board of Directors of the Company, at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Wednesday, April 21, 1999 at 11:00 a.m., or at any adjournment or postponements thereof, for the purpose of considering and taking appropriate action with respect to the following:


     1. To elect four persons to the Board of Directors for terms ending in 2002.

     2. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

     Pursuant to due action of the Board of Directors, stockholders of record on February 22, 1999, will be entitled to vote at the meeting or any adjournments or postponements thereof.

     A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.



                                        By Order of the Board of Directors


                                        NATIONAL CITY BANCORPORATION


                                        /s/ Thomas J. Freed


                                        Thomas J. Freed,
                                        SECRETARY

March 22, 1999

                                PROXY STATEMENT

                                      OF

                         NATIONAL CITY BANCORPORATION
                               651 NICOLLET MALL
                       MINNEAPOLIS, MINNESOTA 55402-1611




                              ------------------
                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                APRIL 21, 1999
                              ------------------




                              PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National City Bancorporation (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held Wednesday, April 21, 1999, at 11:00 a.m., at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders was March 22, 1999. Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each such proxy will be voted at the meeting and at any adjournments or postponements thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy. Only stockholders of record at the close of business on February 22, 1999, will be entitled to vote at the meeting or any adjournments or postponements thereof. It is the intention of the persons named as proxies in the accompanying form of proxy, unless such authority is withheld, to vote for the election of each nominee to the Board of Directors identified below. In order to be elected a director of the Company, a nominee must receive a majority of the votes cast by the shares entitled to vote in the election at an Annual Meeting at which a quorum is present. The abstention or failure to vote shares present at an Annual Meeting and broker nonvotes do not have the effect of a vote "against" a nominee.



                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding only one class of voting securities, common stock, $1.25 par value, of which 8,781,899 shares were outstanding as of the close of business on the record date, February 22, 1999. Each share of the Company's common stock is entitled to one vote.

     The following table sets forth, as of February 22, 1999, all persons known by the Company to be the owner, of record or beneficially, of more than five percent of the issued and outstanding common stock of the Company, for each of the executive officers named in the Summary Compensation Table and for all executive officers and directors as a group. David L. Andreas is a director of the Company.

                                                                 SHARES
                         NAME AND ADDRESS                     BENEFICIALLY       PERCENT
                       OF BENEFICIAL OWNER                        OWNED          OF CLASS
         -----------------------------------------------   ------------------   ---------
           David L. Andreas                                       608,887(1)        6.93
            P.O. Box E1919
            Minneapolis, Minnesota 55480
           Dorothy Inez Andreas                                 1,712,911(2)       19.51
            P.O. Box 728
            Mankato, Minnesota 56001
           Dwayne O. Andreas                                      614,710(3)        7.00
            P.O. Box 728
            Mankato, Minnesota 56001
           Lowell W. Andreas                                      851,858(4)        9.70
            P.O. Box 728
            Mankato, Minnesota 56001
           Thomas J. Freed                                         12,053(5)          *
           Robert L. Olson                                         16,032(6)          *
           All executive officers and
            directors as a group (17 persons)                   1,068,489          12.14

------------------
*Less than one percent.

(1) President and Chief Executive Officer of the Company. See footnote (1) to the table under the heading "Election of Directors."

(2) Includes 29,842 shares held as sole or co-trustee of trusts for members of Mrs. Andreas' family, in which Mrs. Andreas disclaims beneficial ownership. Does not include 614,710 shares beneficially owned by spouse, Dwayne O. Andreas, in which Mrs. Andreas disclaims beneficial ownership.
    See footnote (3).

(3) Represents shares held as sole or co-trustee of trusts for members of Mr. Andreas' family, in which Mr. Andreas disclaims beneficial ownership. Does not include 1,711,966 shares beneficially owned by spouse, Dorothy Inez Andreas, in which Mr. Andreas disclaims beneficial ownership. See footnote
    (2).

(4) Included in the shares beneficially owned by Lowell W. Andreas are 499,090 shares reported as beneficially owned by David L. Andreas.

(5) Secretary and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of National City Bank of Minneapolis.

(6) President and Chief Executive Officer of Diversified Business Credit, Inc. and member of the Company's Board of Directors.

                             ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of the Company provide for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. At the 1999 Annual Meeting of Stockholders, four directors are to be elected to serve until the 2002 Annual Meeting or until their successors are elected and qualified. The four nominees are currently serving as directors and have consented, if elected, to serve a new term. Management proposes for election to the Board of Directors the nominees listed below:



                                                                                                 SHARES
                                     PRINCIPAL OCCUPATION, BUSINESS                           BENEFICIALLY
                                  EXPERIENCE DURING PAST FIVE YEARS AND       DIRECTOR        OWNED AS OF        PERCENT
NAME AND AGE                        DIRECTORSHIPS IN PUBLIC COMPANIES           SINCE      DECEMBER 31, 1998     OF CLASS
----------------------------- --------------------------------------------   ----------   -------------------   ---------
NOMINEES
John H. Daniels, Jr. (51)     Partner in the law firm of Willeke &             1982               3,846          (1)
                              Daniels, Minneapolis, Minnesota

Wendell R. Anderson (66)      Of counsel to the law firm of Larkin,            1980                 100          (1)
                              Hoffman, Daly & Lindgren Ltd.,
                              Minneapolis, Minnesota. Mr. Anderson is
                              a director of Fingerhut Corporation,
                              Turbodyne Technologies, Inc. and Ecos
                              Group Inc.

David C. Malmberg (56)        Non-executive Chairman of the Board of           1994               5,843          (1)
                              National City Bank of Minneapolis since
                              September 1994 and non-executive
                              Chairman of the Board of the Company
                              and Diversified Business Credit, Inc.
                              since 1998. President and Chief Executive
                              Officer of Fieldworks, Inc. since July
                              1998. Mr. Malmberg was a private
                              investor and consultant from May 1994 to
                              July 1998. Prior to May 1994, Mr.
                              Malmberg was Vice Chairman of the
                              Board of National Computer Systems,
                              Inc. ("NCS") and at various times served
                              as NCS' President and Chief Operating
                              Officer. Mr. Malmberg is also a director of
                              Three five Systems, Inc. and PPT Vision
                              Inc.

Walter E. Meadley, Jr. (66)   Mr. Meadley retired as Vice Chairman of          1990              22,322(2)       (1)
                              the Board of National City Bank of
                              Minneapolis effective December 31, 1995.
                              Mr. Meadley was Vice Chairman from
                              September 1994 to December 1995. Prior
                              thereto, Mr. Meadley was President and
                              Chief Executive Officer of National City
                              Bank of Minneapolis.

                                                                                                SHARES
                                  PRINCIPAL OCCUPATION, BUSINESS                             BENEFICIALLY
                               EXPERIENCE DURING PAST FIVE YEARS AND        DIRECTOR         OWNED AS OF         PERCENT
NAME AND AGE                     DIRECTORSHIPS IN PUBLIC COMPANIES            SINCE       DECEMBER 31, 1998      OF CLASS
-------------------------- --------------------------------------------   ------------   -------------------   -----------
CONTINUING DIRECTORS
David L. Andreas (50)      President and Chief Executive Officer of            1980**          608,887(3)          6.86
                           the Company since 1998; Chairman of the Board and
                           Chief Executive Officer of the Company from 1987 to
                           1998. President and Chief Executive Officer of
                           National City Bank of Minneapolis since September
                           1994. From 1991 through September 1994, Mr. Andreas
                           was Chairman of the Board of National City Bank of
                           Minneapolis.

C. Bernard Jacobs (79)     Retired as President and Chief Executive            1974**           50,114(4)             (1)
                           Officer of the Company and Chairman of
                           the Board of National City Bank of
                           Minneapolis in 1984.

Robert L. Olson (53)       President and Chief Executive Officer of            1998**           16,032                (1)
                           Diversified Business Credit, Inc.

Roger H. Scherer (62)      Chairman of the Board of Scherer                    1990**            6,492                (1)
                           Brothers Lumber Co., former President
                           and Chief Executive Officer of Scherer
                           Brothers Lumber Co.

Michael J. Boris (52)      Private investor and consultant since               1998**              546                (1)
                           August, 1997. From 1981 to 1997,
                           Mr. Boris served in various finance officer
                           positions with Medtronic, Inc.

Esperanza                  President, Chief Executive Officer and              1998**              256                (1)
Guerrero-Anderson (54)     director of Milestone Growth Fund, Inc.,
                           and director of Leann Chin, Inc.

Terry L. Andreas (56)      Chairman of the Board of the School for             1987*           275,780(5)          3.11
                           Field Studies, Beverly, Massachusetts

Marvin Borman (75)         Partner in the law firm of Maslon                   1980*            55,003(6)             (1)
                           Edelman Borman & Brand, LLP,
                           Minneapolis, Minnesota, which rendered
                           legal services to the Company during the
                           past fiscal year.

Kenneth H. Dahlberg (81)   Chairman of the Board of Dahlberg, Inc.             1980*             8,974                (1)

Thomas E. Holloran (69)    Professor, Graduate School of Business,             1993*             1,160                (1)
                           University of St. Thomas. Mr. Holloran is
                           also a director of Medtronic, Inc., ADC
                           Telecommunications, MTS Systems
                           Corporation and Flexsteel Industries
                           Incorporated.

Sharon N. Bredson (57)     President, Chief Executive Officer and              1998*               242                (1)
                           director of Staff-Plus, Inc.

James B. Goetz, Sr. (62)   President, Chief Executive Officer and              1998*               839                (1)
                           director of Goetz Companies in Portage,
                           Wisconsin.

------------------

(1) Represents less than one percent of the outstanding shares of the Company's common stock.

(2) Includes 9,953 shares held for Mr. Meadley by the Company's Incentive Savings Plan.

(3) Includes 89,402 shares held as co-trustee of trusts for members of David Andreas' family and in which he disclaims beneficial ownership.

(4) Includes 784 shares owned by his spouse in which he disclaims beneficial ownership.

(5) Includes 14,921 shares held as co-trustee of trust for a child in which she disclaims beneficial ownership.

(6) Includes 36,107 shares owned by his spouse in which he disclaims beneficial ownership.

**Term as director expires in 2001.

 *Term as director expires in 2000.

     Terry L. Andreas is David L. Andreas' first cousin.

     The information contained in the foregoing footnotes is for explanatory purposes only and none of the persons named therein is the beneficial owner of shares designated as beneficially owned by or held in trust for any other person, including family members.

     All shares represented by proxies will be voted FOR the election of the foregoing nominees unless otherwise specified; PROVIDED, HOWEVER, that if any such nominee should withdraw or otherwise become unavailable for reasons not presently known, such shares may be voted for another person in place of such nominee in accordance with the best judgment of the persons named in the proxy.

                            EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation earned for each of the last three fiscal years by the Chief Executive Officer of the Company and each of the executive officers of the Company and its subsidiaries whose salary and bonus earned in 1998 exceeded $100,000.


                          SUMMARY COMPENSATION TABLE


                                               ANNUAL COMPENSATION ($)
                                           --------------------------------
                NAME AND                                                          ALL OTHER
           PRINCIPAL POSITION               YEAR     SALARY(1)      BONUS      COMPENSATION(2)
----------------------------------------   ------   -----------   ---------   ----------------
David L. Andreas,                          1998       263,000          --          18,663
 President and Chief Executive             1997       256,000      78,285          22,396
 Officer of the Company and                1996       250,000      76,200          21,246
 President and Chief Executive of
 National City Bank of Minneapolis

Thomas J. Freed,                           1998       122,500          --           3,667
 Secretary and Chief Financial Officer     1997       117,000      24,079           3,510
 of the Company, and Senior Vice           1996       112,660      23,073           3,300
 President and Chief Financial Officer
 of National City Bank of
 Minneapolis

Robert L. Olson,                           1998       310,000     572,755           4,800
 President and Chief Executive             1997       280,000     558,179           4,750
 Officer of Diversified Business             *
 Credit, Inc.

------------------

(1) The amounts shown as Salary include amounts deferred by the executive officer into the Company's Incentive Savings Plan, which permits investment of such amounts in the Company's Common Stock.

(2) Other compensation amounts for 1998 included $4,800 for Mr. Andreas, $4,800 for Mr. Olson, and $3,667 for Mr. Freed as Company matching contributions to its Incentive Savings Plan; $13,863 as the value of benefits for Mr. Andreas, determined as prescribed by the Securities and Exchange Commission for such valuations, under a "split-dollar" life insurance arrangement.

*Mr. Olson did not serve the Company in the capacity of an executive officer prior to 1997.


EMPLOYMENT AGREEMENT
     Mr. Olson is employed as the President and Chief Executive Officer of Diversified Business Credit, Inc. pursuant to a non-cancelable employment agreement (the "Agreement") which expires on December 31, 2000. Under the Agreement, Mr. Olson is entitled to a minimum annual salary of $280,000 and an annual bonus equal to five percent of the "pre-tax profits" of Diversified Business Credit, Inc. for the applicable fiscal year. The term "pre-tax profits" is defined in the Agreement as income before income taxes determined in accordance with generally acceptable accounting principles ("GAAP"), except that in lieu of a provision for loan losses calculated under GAAP, earnings are reduced by the aggregate amount of outstanding loan balances and accrued interest receivable deemed specifically identified for charge-off by the Board of Directors of Diversified Business Credit, Inc.


PENSION PLAN
     Effective January 1, 1995, the Company's Pension Plan was amended to provide a new type of defined benefit, commonly known as a "cash balance" formula. Under the new formula, pension benefits are based on an employee's hypothetical account balance, rather than final average compensation and years of service. As of January 1, 1995, each employee's benefits accrued under the previous formula were converted to an amount equal to their actuarial present value. That amount became the employee's hypothetical account balance.

     That balance (if any) is increased after January 1, 1995, by hypothetical annual allocations at the end of each subsequent year of Company service equal to a specified percentage of the employee's compensation. The annual allocation percentage is between 1.5 percent and 6 percent, depending on the sum of the employee's age and Company service. A similar percentage is allocated for any of the employee's compensation that exceeds the taxable wage base for Social Security taxes. The hypothetical account is also increased by hypothetical interest for each year until the benefit is paid, at the greater of six percent annually or a variable index rate based on certain U.S. Treasury securities. Generally, the "cash balance" benefit is payable in a lump sum equal to the hypothetical account balance, or in the form of a life annuity selected by the employee.

     Under the Pension Plan's new formula, the estimated annual benefit payable upon retirement at age 65 for Mr. Andreas, Mr. Freed and Mr. Olson is $89,309, $60,493 and $52,976, respectively.

     The Pension Plan also provides that certain employees will receive an annual benefit under the old formula if that amount is larger than their benefits under the new formula. The employees eligible for this treatment are those who have either attained age 55 and completed ten years of Company service, or attained age 45 and completed twenty years of Company service as of January 1, 1995. Mr. Freed qualifies for this treatment. The projected annual benefit payable to Mr. Freed upon retirement at age 65 is $70,315 under the Pension Plan's old formula.

     The following table shows the estimated annual benefit payable upon retirement at age 65 to Mr. Freed, for various combinations of final average salary and years of service under the Pension Plan's old formula.


                         QUALIFIED PENSION PLAN TABLE


                               ESTIMATED ANNUAL RETIREMENT BENEFIT
                                         YEARS OF SERVICE
              FINAL     ------------------------------------------------------
            AVERAGE
             SALARY       15         20         25         30         35
          ----------- ---------- ---------- ---------- ---------- ----------
           $100,000    $26,965    $35,953    $44,942    $53,930    $58,930
            130,000     35,965     47,953     59,942     71,930     78,430
            160,000     44,965     59,953     74,942     89,930     97,930

     For purposes of the old formula under the Company's Pension Plan, final average salary is based on the "salary" and "bonus" amounts shown in the Summary Compensation Table for the highest 5 consecutive years within the last ten consecutive years which produce the highest average. However, beginning in 1994, any of such combined "salary" and "bonus" amounts that exceed $160,000 in any year is excluded from final average salary. The $160,000 limit will be adjusted for inflation in $10,000 increments, to be added each time the cumulative adjustment equals or exceeds $10,000. The table assumes the executive had reached age 65 on January 1, 1998. Benefits under the old Pension Plan formula are computed as an annuity for a single life, and are not subject to any deduction for Social Security benefits or other offset amounts.

     At December 31, 1998, Mr. Freed's amount of final average salary and number of year's service was $136,306 and 30, respectively.


SALARY CONTINUATION PLAN
     As a supplement to the Pension Plan, the Company has adopted a Salary Continuation Plan pursuant to agreements with certain officers of the Company and its subsidiaries. Under the Salary Continuation Plan, an officer will be entitled to a stated annual benefit for a period of 15 years (i) upon retirement from the Company after attaining age 65, or (ii) upon attaining age 65 if his or her employment had been previously terminated due to disability. In the event the executive dies after age 65, but before receiving the full 15 years of annual benefits, the remaining payments shall be paid to his or her beneficiaries.

     From time to time, the Company may (but is not required to) amend the stated benefit amount for each executive to provide a benefit up to 50 percent of the current salary. However, the annual salary continuation benefit paid to an executive, plus the annual pension payable to the executive under the Pension Plan, may not exceed 80 percent of his or her final average salary as defined in the Pension Plan, without taking into account the $160,000 salary limit now applied to the Pension Plan.

     If an executive's employment is terminated voluntarily, or involuntarily for cause, prior to attaining age 65, no salary continuation benefits shall be owing to the executive unless the executive is eligible for early retirement, because he or she has attained age 55 and has been employed for at least ten years. In this event the executive shall be paid a reduced annual benefit beginning at age 65, or an earlier benefit that is reduced further and payable upon termination. In the event the executive's employment is terminated as a result of a "change in control" of the Company as defined in the plan, the executive will be entitled to a reduced annual benefit pursuant to the early retirement terms of the plan, notwithstanding that the executive is under age 55 or has not been employed by the Company for 10 years.

     David L. Andreas, Thomas J. Freed and Robert L. Olson have entered into Salary Continuation Plan agreements with the Company that currently provide annual benefits at age 65 of $128,000, $58,500 and $140,000, respectively, subject to the 80 percent maximum benefit limit. If the 80 percent limit were applied at the end of 1998, the projected annual benefits of Mr. Andreas, Mr. Freed and Mr. Olson at age 65 would be reduced to $128,000, $46,748 and $140,000, respectively.


CHANGE IN CONTROL AGREEMENTS
     In October 1995, certain officers of the Company and its subsidiaries, including Mr. Freed (each, an "Officer"), entered into agreements with the Company that provide for the payment of specified benefits if, within two years after a "change in control," the Company or its successor terminates the employment of the Officer for a reason other than death, disability or "cause" (as defined therein), or if the Officer elects to terminate his employment for "good reason" (as defined therein). In general, these agreements provide that a "change in control" will be deemed to have occurred if any person becomes the beneficial owner of 30 percent or more of the combined voting power of the outstanding securities of the Company or National City Bank of Minneapolis, unless (a) the person owned at least 5 percent of that voting power on October 25, 1995, or (b) the Company is the surviving corporation in a merger and a majority of the Company's Board of Directors remain in office after the merger. The terms of Mr. Freed's agreement provide that he will receive an amount equal to one and one-half times the sum of his base salary and the amount that he would otherwise earn for the current fiscal year under any executive compensation plan.


DIRECTORS FEES
     If a Director of the Company or its subsidiaries is an employee of one of them, the Director receives no added compensation or fees for service as a Director. Each Director of the Company who is not such an employee receives a $6,000 annual retainer plus $500 for each board meeting attended. In addition, non-employee directors receive fees of $300 or $500 for each committee meeting attended. David C. Malmberg receives an additional $25,000 annual retainer for service as Non-executive Chairman of the Board of the Company and its subsidiaries. Non-employee directors receive no other forms of compensation from the Company for service as Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The Company's Management Development and Compensation Committee consists of Marvin Borman, C. Bernard Jacobs, Roger H. Scherer, Sharon N. Bredeson, John
H. Daniels, Jr., David C. Malmberg, James B. Goetz, Sr. and Thomas E. Holloran. Mr. Borman is a partner in the law firm of Maslon Edelman Borman & Brand, LLP, which rendered legal services to the Company and its subsidiaries during the past fiscal year. Maslon Edelman Borman & Brand is also a customer of National City Bank of Minneapolis. Mr. Scherer is the Chairman of the Board of Scherer Brothers Lumber which is a customer of National City Bank of Minneapolis. Mr. Scherer is also a customer of National City Bank of Minneapolis. All loans to Maslon Edelman Borman & Brand, Scherer Brothers Lumber and Mr. Scherer were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

BOARD MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
   COMPENSATION
     Decisions on compensation of the Company's executives generally are made by the eight-member Management Development and Compensation Committee (the "Compensation Committee") of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Decisions on compensation of the executives of the Company's subsidiaries, including Messrs. Andreas, Freed and Olson, are also made by the Compensation Committee. Set forth below is a report prepared by the Compensation Committee addressing the Company's compensation policies for 1998 as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual goals, reward corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

     There are two elements in the Company's executive compensation program.

     o Base salary compensation

     o Annual incentive compensation

     Total compensation opportunities are competitive with those offered by employers of comparable size in our industry.

     Base salary compensation is determined by the potential effect the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

     Annual incentive compensation for executives of the Company's subsidiaries is based primarily on net earnings, although other financial factors are also considered. Mr. Olson's compensation is determined pursuant to an employment agreement, the terms of which are described on page 6 of this proxy statement.

     During 1997, the Company's Chief Executive Officer, David Andreas, received a salary of $256,000 and a bonus of $78,285, or $334,285 in total compensation, exclusive of benefits. In 1998, the Company's net earnings and basic earnings per share increased 4.7 and 5.4 percent, respectively, from 1997. Mr. Andreas' salary was increased 2.7 percent to $263,000, but no bonus was paid to Mr. Andreas for 1998, resulting in a 21.3 percent decrease in his total compensation, exclusive of benefits.

     To date, no executive officer of the Company has received compensation that exceeds $1 million per year. Accordingly, the statutory limitation on deductibility of certain amounts in excess of $1 million per year paid or accrued as compensation will have no effect on the Company's earnings.

                  SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND
                            COMPENSATION COMMITTEE
                     OF THE COMPANY'S BOARD OF DIRECTORS:

Marvin Borman        C. Bernard Jacobs   Roger H. Scherer    Sharon N. Bredeson
John H. Daniels, Jr. David C. Malmberg   James B. Goetz Sr.  Thomas E. Holloran

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on National City Bancorporation common stock over the last five fiscal years with the cumulative total return on the Standard & Poors 500 and the SNL $500M-$1B Bank Index which includes approximately 75 institutions.



[PLOT POINTS CHART OMITTED]




                                                                PERIOD ENDING
                                 ----------------------------------------------------------------------------
INDEX                             12/31/93     12/31/94     12/31/95     12/31/96     12/31/97      12/31/98
------------------------------   ----------   ----------   ----------   ----------   ----------   -----------
National City Bancorporation        100.00       106.19       177.29       190.44       297.81        291.50
S&P 500                             100.00       101.32       139.39       171.26       228.42        293.69
SNL $500M - $1B Bank Index          100.00       106.76       141.74       177.19       288.03        283.20

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
     Certain officers and directors of the Company are at present, as in the past, customers of the Company's subsidiaries and have obtained and expect to obtain loans from these subsidiaries in the ordinary course of business. In addition, some of the directors of the Company are at present, as in the past, also officers, directors, principal stockholders or affiliated with businesses that are customers of these subsidiaries and that have had and expect to obtain loans from these subsidiaries in the ordinary course of business. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

                           PROPOSALS OF STOCKHOLDERS

     All proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its executive offices on or before November 22, 1999.

     On May 21, 1998, the Securities and Exchange Commission adopted an Amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934. The amendment to 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which the stockholder has not sought to include in the Company's proxy statement. The amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised that the meeting, without any discussion of the matter in the proxy statement.

     With respect to the Company's 2000 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal which the stockholder has not previously sought to include in the Company's proxy statement by February 6, 2000, the management proxies will be allowed to use their discretionary authority as outlined above.



                                 OTHER MATTERS


BOARD OF DIRECTORS AND COMMITTEES
     The Board of Directors held five meetings during the last fiscal year. Kenneth H. Dahlberg attended fewer than 75 percent of the total meetings of the Board of Directors. The Company has an Audit Committee and a Management Development and Compensation Committee but does not have a Nominating Committee of the Board of Directors.

     The Company's Audit Committee, which consists of Wendell R. Anderson, Marvin Borman, John H. Daniels, Jr., Thomas E. Holloran, Roger H. Scherer, Michael J. Boris and Esperanza Guerrero-Anderson, met three times during the past fiscal year. The Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagements, reviews the independence of the auditors, and reviews the adequacy of the Company's system of internal accounting controls.

     The Company's Management Development and Compensation Committee, which consists of David C. Malmberg, Marvin Borman, C. Bernard Jacobs, Roger H. Scherer, Sharon N. Bredeson, John H. Daniels, Jr., James B. Goetz, Sr. and Thomas E. Holloran, met once during the last fiscal year. The Management Development and Compensation Committee reviews the Company's remuneration policies and practices, and makes recommendations to the Board in connection with all compensation matters affecting the Company.


AUDITORS
     Ernst & Young LLP has been the independent accountants for the Company since October 1993, and is expected to be retained for the year ending December 31, 1999. A representative of Ernst & Young LLP is expected to attend this year's Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market System. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied, except with respect to a late Form 4 filing by Mr. Boris.


SOLICITATION
     The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the stockholders in connection with this solicitation. Solicitation other than by mail may be made by officers or regular employees of the Company by personal telephone solicitation, the cost of which is expected to be nominal. Stockholder Communications Corporation has been retained by the Company to assist in solicitation of proxies at a fee not to exceed $5,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward the soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so.

     The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        NATIONAL CITY BANCORPORATION


                                        /s/ Thomas J. Freed


                                        Thomas J. Freed,
                                        SECRETARY

                         NATIONAL CITY BANCORPORATION
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- APRIL 21, 1999

     The undersigned, a stockholder of National City Bancorporation (the "Company"), hereby appoints David L. Andreas and Thomas J. Freed, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of National City Bancorporation to be held at Gaviidae Common, 651 Nicollet Mall, Fifth Floor, Minneapolis, Minnesota, on Wednesday, April 21, 1999, at 11:00 a.m., and any adjournments or postponements thereof, upon matters set forth below, with all the powers which the undersigned would possess if personally present:

1. ELECTION OF      [ ] FOR all nominees (except as marked     [ ] WITHHOLD AUTHORITY
   DIRECTORS:           to the contrary below)                     to vote for all nominees listed below

JOHN H. DANIELS, JR., WENDELL R. ANDERSON, DAVID C. MALMBERG, WALTER E.
                                 MEADLEY, JR.

  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)


-------------------------------------------------------------------------------

2. Upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

          (Continued, and TO BE DATED AND SIGNED on the reverse side)

                          (continued from other side)


     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on the reverse side of this form as directed by the stockholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors.


                                     Dated                                , 1999
                                           -------------------------------


                                     -------------------------------------------


                                     -------------------------------------------
                                     (STOCKHOLDER MUST SIGN EXACTLY AS THE NAME
                                     APPEARS AT LEFT. WHEN SIGNED AS A CORPORATE
                                     OFFICER, EXECUTOR, ADMINISTRATOR, TRUSTEE,
                                     GUARDIAN, ETC., PLEASE GIVE FULL TITLE AS
                                     SUCH. BOTH JOINT TENANTS MUST SIGN.)